                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

EARNINGS:

                                                                        YEAR ENDED DECEMBER 31,
                                                     -------------------------------------------------------------
                                                       1997         1996         1995         1994         1993
                                                       ----         ----         ----         ----         ----
Income before provision for taxes..................      1,901        2,876        1,152        2,277        1,306
Interest...........................................      4,526        4,275        4,489        4,289        4,178
Rental expense interest factor.....................        187          238          146          138          177
                                                     ---------    ---------    ---------    ---------    ---------
     Earnings......................................      6,614        7,389        5,787        6,704        5,661
                                                     =========    =========    =========    =========    =========
FIXED CHARGES:
Interest...........................................      4,526        4,275        4,489        4,289        4,178
Rental expense interest factor.....................        187          238          146          138          177
                                                     ---------    ---------    ---------    ---------    ---------
     Fixed charges.................................      4,713        4,513        4,635        4,427        4,355
                                                     =========    =========    =========    =========    =========
Ratio of earnings to fixed charges.................        1.4          1.6          1.3          1.5          1.3

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Footnote:

     The data above sets forth the ratio of earnings to fixed charges of AFA and Polytek on a combined basis for each of the years in the five-year period ended December 31, 1997. The data for each of the years in the three-year period ended December 31, 1997, are derived from the audited historical financial statements of AFA Holdings Co. (the Company's parent) and WTI, Inc. and Subsidiaries (the predecessor of AFA Holdings Co.) included elsewhere in this Prospectus. The data for each of the years in the two-year period ended December 31, 1994 have been derived from the financial records of WTI, Inc. and Subsidiaries.